EXHIBIT 12.1


              CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                     AND PREFERRED AND PREFERENCE STOCK DIVIDENDS
                                (THOUSANDS OF DOLLARS)


                             THREE
                             MONTHS
                             ENDED
                             MARCH
                              31,         TWELVE MONTHS ENDED DECEMBER 31,
                            ------   ------------------------------------------

                             1997     1996     1995     1994     1993     1992
                            ------   ------   ------   ------   ------   ------
     FIXED CHARGES:

       Interest
       on long-term
       debt  . . . . . . .$ 21,782 $ 88,478 $ 95,391 $101,027 $108,479 $123,402

       Other interest  . .   3,279   10,926    7,033    4,050    2,718    1,767

       Portion of lease
        payments
        representing
        an interest
        factor   . . . . .  11,208   44,357   44,386   44,839   45,925   60,721

       Dividend
       requirement . . . .   4,703   14,385    7,374    9,355   14,368   17,940
                           -------  -------  -------  -------  -------  -------

          Total
          Fixed
          Charges . . . . $ 40,972 $158,146 $154,184 $159,271 $171,490 $203,830
                          -------- -------- -------- -------- -------- --------



     EARNINGS:

       Income from
       continuing
       operations . . . . $ 45,097 $179,138 $170,563 $156,816 $141,407 $141,518

       Income taxes . . .   21,541   87,388   96,661   92,973   79,822  111,934

       Fixed Charges
       as above . . . . .   40,972  158,146  154,184  159,271  171,490  203,830
                          -------- -------- -------- -------- -------- --------

          Total
          Earnings  . . . $107,610 $424,672 $421,408 $409,060 $392,719 $457,282
                          -------- -------- -------- -------- -------- --------


     RATIO OF EARNINGS TO
      COMBINED FIXED CHARGES
      AND PREFERRED AND
      PREFERENCE STOCK
      DIVIDENDS . . . . .     2.63     2.69     2.73     2.57     2.29     2.24
                          ======== ======== ======== ======== ======== ========


               The Company's share of the fixed charges of an unaffiliated coal supplier, which amounted to approximately $0.7 million for the three months ended March 31, 1997, has been excluded from the ratio.

               *Earnings related to income taxes reflect a $3.0 million decrease for the three months ended March 31, 1997, a $12 million, $13.5 million, $13.5 million and $10.4 million decrease for the twelve months ended December 31, 1996, 1995, 1994 and 1993, respectively, due to financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification, equals 2.70 for the three months ended March 31, 1997, and 2.76, 2.82, 2.65 and 2.35 for the twelve months ended December 31, 1996, 1995, 1994 and 1993, respectively.